Exhibit 4.1.1

             AMENDMENT OF ARTICLES OF INCORPORATION
                               OF
               EXCHANGE NATIONAL BANCSHARES, INC.

     Pursuant to the provisions of The General and Business
Corporation Law of Missouri, the undersigned Corporation does hereby adopt the following amendments to the Articles of
Incorporation:

     1.   The present name of the Corporation is:  Exchange National
          Bancshares, Inc.

     2. An amendment to the Corporation's Articles of Incorporation was adopted by the shareholders on May 10, 2000.

     3. Article Number THIRD is amended by deleting all of the present Article THIRD, section (a) and inserting in lieu thereof the following Article THIRD, section (a):

          (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 16,000,000, of which (i) 15,000,000 shares shall be common stock, of the par value of $1.00 per share (hereinafter referred to as "Common Stock") and (ii) 1,000,000 shares shall be preferred stock, of the par value of $0.01 per share (hereinafter referred to as "Preferred Stock"). All shares of Common Stock and Preferred Stock shall be fully paid up when issued and shall be non-assessable.

          Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such shareholder on all matters voted upon by the shareholders.

          The Board of Directors is authorized, by adopting resolutions to such effect, to divide the shares of Preferred Stock into one or more series, to provide for the issuance of, or a change in the number of, shares of any series of Preferred Stock and, by filing a certificate pursuant to the law of the General and Business Corporation Law of Missouri (if and to the extent from time to time required by law), to establish or change the number of shares to be included in any such series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of each such series. Shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

     4. Of the 1,219,025 common shares outstanding, 1,219,025 of such shares were entitled to vote on such amendment. The number of outstanding shares consist of one class of common shares, all of which are entitled to vote.

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     5.   The number of shares voted for and against the amendment was as follows:


     CLASS          NO. VOTED FOR         NO. VOTED AGAINST
     Common         968,490               20,245

     6. If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is:

The Amendment increases the number of authorized shares of capital stock from 1,500,000 shares to 16,000,000 shares, of which the number of authorized shares of common stock, $1.00 par value, will be increased from 1,500,000 shares to 15,000,000 shares, and the number of authorized shares of preferred stock is 1,000,000, $0.01 par value.

The amount in dollars of authorized shares having a par value is changed from $1,500,000 to $15,010,000.

     IN WITNESS WHEREOF, the undersigned, President has executed this instrument and its Secretary has affixed its corporate seal hereto and attested said seal on the 10th day of May, 2000.


                              EXCHANGE NATIONAL BANCSHARES, INC.

ATTEST:

By:  /s/ Kathleen Bruegenhemke     By:  /s/ Donald L. Campbell
Kathleen Bruegenhemke, Secretary   Donald L. Campbell, President


STATE OF MISSOURI   )
                    )  SS.
COUNTY OF COLE      )

          I, Arla Surls, a Notary Public, do hereby certify that on the 10th day of May, 2000, personally appeared before me, Donald L. Campbell, who being by me first duly sworn, declared that he is the President of Exchange National Bancshares, Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

                              /s/ Arla Surls
                                          Notary Public
(NOTARIAL SEAL)

My commission expires:  2/16/03

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